Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

1st QUARTER 2008 EARNINGS

May 6, 2008

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced first quarter results for 2008.

For the quarter ended March 31, 2008, First PacTrust Bancorp reported net income of $1.2 million, an increase of $128 thousand compared to net income of $1.0 million for the quarter ended March 31, 2007. Basic and diluted earnings per share were $.28 for the quarter ended March 31, 2008 compared to $.25 for the quarter ended March 31, 2007.

For the quarter ended March 31, 2008, net interest income before provision for loan losses increased $636 thousand to $5.1 million, compared to $4.5 million in the same period of the prior year. Interest income decreased approximately $599 thousand, to $11.3 million, from $11.9 million in the same period of the prior year due to an $8.0 million decrease in the average balance of loans receivable, a 19 basis point decrease in the average yield on loans receivable and a $362 thousand reversal of loan interest income on non-performing loans. Interest expense decreased $1.2 million to $6.2 million for the quarter ended March 31, 2008 from $7.4 million for the first quarter of the prior year due to a 60 basis point decrease in the Company’s cost of funds and a $20.3 million decrease in the average balance of Federal Home Loan Bank advances. As a result of the decrease in short term interest rates, the Company’s margins have substantially increased with the net interest spread increasing 40 basis points to 2.40%, and the net interest margin increasing 40 basis points to 2.75%.

Non-performing loans, which are those loans that are 90 days or more delinquent and troubled debt restructured loans, were $18.4 million at March 31, 2008 compared to $5 thousand at March 31, 2007 and $14.1 million at December 31, 2007. Of the $18.4 million non-performing loans, $11.7 million is considered to be impaired with an allowance allocation of $1.8 million. The remaining $6.7 million non-performing loans are also considered impaired. However, an allowance allocation is not warranted at this time. The $18.4 million non-performing loan balance primarily consists of a $10.0 million construction loan that was placed on non-accrual status during the second quarter of 2007. An allowance allocation of $1.6 million was established in 2007. Loans totaling $1.1 million were restructured during the current quarter and are considered troubled debt restructurings. These loans are included in the non-performing loan total at March 31, 2008 and will remain on non-accrual status for six months until the borrower has demonstrated the ability to perform in accordance with the loan modification. However, during this period income will be recognized when received. At March 31, 2008 real estate acquired in settlement of loans totaled $436 thousand, based on the fair value of the collateral, and consisted of one single family property currently held for sale.

Hans Ganz, President and Chief Executive stated that “although the Company continues to operate in a challenging environment, as evidenced by the increase in non-performing assets, the Company is encouraged by the increase in spread and expects the real estate market to stabilize during the summer and improve in the later part of the year.” Mr. Ganz went on to say that “the Company is concentrating its efforts on restructuring the non-performing assets favorably to preserve and enhance shareholder value.”

For the quarter ended March 31, 2008, a provision of $405 thousand was made compared to a $16 thousand net recovery recorded for the prior year’s first quarter. The provision was made as a result of increased loan balances during the period and included specific loss allocations of $165 thousand for two impaired loans. Net loan charge-offs totaled $731 thousand for the current quarter compared to $2 thousand in the prior year’s quarter. The current quarter net charge-offs consisted primarily of one commercial non-real estate loan totaling $653 thousand, which had been specifically reserved for in 2007, and was the only loan of this type in the Company’s loan portfolio. Total allowance for loan losses aggregated $5.9 million or 32.1% of non-performing loans at March 31, 2008, compared to $4.7 million or 107.5% of non-performing loans at March 31, 2007. The decrease in allowance to percentage of non-performing loans is the result of the increased non-performing loan balances. However, management believes that at this time the current allowance for loan losses covers probable incurred losses.

Equity decreased $236 thousand to $83.8 million at March 31, 2008 from $84.1 million at December 31, 2007 primarily due to the purchase of treasury stock in the amount of $1.1 million and the payment of dividends in the amount of $771 thousand. Equity increased due to net income of $1.2 million, ESOP shares earned of $181 thousand and stock awards earned of $177 thousand.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Selected Operations Data
Total interest income	$11,339	$11,938
Total interest expense	6,214	7,449

Net interest income	5,125	4,489
Provision/(reduction) for loan losses	405	(16)

Net interest income after provision for loan losses	4,720	4,505
Noninterest income	580	580
Noninterest expense	3,586	3,498

Income before taxes	1,714	1,587
Income tax provision	548	549

Net income	$1,166	$1,038

Earnings per share
Basic	$.28	$.25

Diluted	$.28	$.25

	March 31, 2008	December 31, 2007
	(In thousands)
Selected Financial Condition Data
Total assets	$797,530	$774,720
Cash and cash equivalents	16,022	21,796
Loans receivable, net	742,519	710,095
Securities available-for-sale	5	4,367
Deposits	576,066	574,151
Bank owned life insurance investment	17,213	17,042
Advances from Federal Home Loan Bank	133,300	111,700
Shareholders’ equity	83,839	84,075

	Three months ended March 31,
	2008	2007
Selected Financial Ratios (1)
Return on average assets	.60%	.52%
Return on average equity	5.53	5.02
General and administrative expenses to average assets	1.83	1.75
Efficiency ratio (2)	62.86	69.01
Net interest margin	2.75	2.35

	As of March 31, 2008	As of March 31, 2007
Non-performing assets to total assets (3)	2.31%	.07%
Book value per common share (4)	$20.13	$19.98

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents non interest expense divided by net interest income plus noninterest income.

This was adversely impacted by an $89,000 and $86,000 loss on the CRA Housing Investment during both quarters.

(3)	Consists of assets 90 days past due.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.